FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the year ended December 31, 2020

CARDONE EQUITY FUND V, LLC

Commission File No. 024-10865

Delaware

(State or other jurisdiction of incorporation or organization)

Cardone Capital LLC

18909 NE 29th Avenue

Aventura, FL 33180

Office: (310) 777-0255

Email: invest@Cardonecapital.com

All correspondence:

Alison M. Pear, Esq.

BUCHALTER, A PROFESSIONAL CORPORATION

1331 NW Lovejoy St.

Portland, OR 97209

(503)226-1191

EMAIL FOR CORRESPONDENCE: apear@buchalter.com

Class A Interests

(Title of each class of securities issued pursuant to Regulation A)

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) of Cardone Equity Fund V, LLC (the “Company,” “CEF V,” “we,” “our” or “us”) that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive, and market condition and future business decision, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. The Company does not promise to update any forward-looking statements to reflect changes in the underlying assumptions or factors, new information, future events or other changes.

The Company’s financial statements, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of these financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On a regular basis, we evaluate these estimates. These estimates are based on management’s historical industry experience and on various assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates.

Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	changes in economic conditions generally and the real estate market specifically;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease units;

•	defaults on or non-renewal of leases by tenants;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside refinancing;

•	decreased rental rates or increased vacancy rates;

•	changes in multi-family or geographic market trends;

•	changes in real estate and zoning laws and increases in real property tax rates and values;

•	failure of acquisitions to yield anticipated results;

•	failure to achieve the target returns, internal rate of return, multiple and distributions to Members;

•	legislative or regulatory changes impacting our business or our assets; and

•	exposure to liability relating to environmental and health and safety matters.

CARDONE EQUITY FUND V, LLC

ANNUAL REPORT ON FORM 1-K

For the Year ended December 31, 2020

1

PART II

Cardone Equity Fund V, LLC

Item 1. Business

The Company

CARDONE EQUITY FUND V, LLC (the “Company”) is a limited liability company organized May 4, 2018 under the laws of Delaware to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States. The Company started its offering of Class A Interests on December 12, 2018, and in less than ten months, on September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties through various limited liability companies (“LLCs”) (treated as partnerships) each of which owns a single multifamily property (single purpose entities “SPE”).

The LLCs are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”) and Grant Cardone at various equity levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF IV. The Company owns from 22.21% to 39.02% of each of the LLCs. Grant Cardone owns from 1% to 5.06% of the LLCs. CEF IV is a $106 million fund for accredited investors that was formed May 4, 2018 and began investing in properties on September 27, 2018. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions for further information.)

The SPEs and their related real estate investments consist of:

•	A 39.02% ownership interest in Cardone Delray Member, LLC which owns Atlantic Delray Beach, LLC (dba 10X Living at Delray), a 346-unit garden-style apartment complex located in Delray Beach, FL. This property was built in 2017 with an average unit size of 1,048 sq. ft.

•	A 30.82% ownership interest in Cardone Stella Member, LLC which owns Stella 351, LLC (dba Stella at Riverstone), a 351-unit luxury garden-style apartment complex located in Sugar Land, TX. This property was built in 2018 with an average unit size of 924 sq. ft.

•	A 24.27% ownership interest in Cardone Sawgrass Member, LLC which owns Sunrise Village Development, LLC (dba 10X Living at Sawgrass), a 501-unit luxury garden-style apartment complex located in Sunrise, FL. This property was built in 2013 with an average unit size of 988 sq. ft.

•	A 36.87% ownership interest in Cardone Laguna Member, LLC which owns Fountain View Circle, LLC (dba 10X Living at Naples) a 456-unit garden-style apartment complex located in Naples, FL. This property was built in 1990 with an average unit size of 1,027 sq. ft.

•	A 22.21% ownership interest in Cardone Ashley Member, LLC which owns ABP Borrower, LLC (dba 10X Living at Breakfast Point) a 360-unit luxury garden-style apartment complex located in Panama City Beach, FL. This property was built in 2007 with an average unit size of 1,015 sq. ft.

The Company receives distributions from each SPE on a pro rata basis with such SPE’s other members based on net income generated from the rents associated with each SPEs. The SPEs make distributions at the times and in the amounts determined by the SPE’s managing member or manager, subject to applicable law and the terms of any applicable loan documents. Currently, these rent-based distributions are the Company’s primary source of revenues. The Company also expects these properties appreciate in value over the expected hold period of seven (7) to ten (10) years. The Company anticipates it will receive its pro rata portion of the net proceeds from the disposition of the property held by each SPE.

Membership Interests

The terms of the Class A Interests are governed by the Company’s Operating Agreement (“Operating Agreement”) as may be amended from time to time. The Class A Interests are entitled to a 65% profit interest in the Company, and the Class B Interests, all of which are held by the Company’s Manager, are entitled to a 35% profit interest. At this time, the Company’s Manager, in an exercise of its discretion, has distributed all distributable cash to the Class A Members, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis. See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets.

Upon a “Capital Transaction” such as a refinance or disposition of a property, distributions will be made first, to the holders of the Class A Interests until they have received a return of one hundred percent (100%) of their capital contributions, and then the remainder going 65% to the holders of the Class A Interests and 35% to the holder of the Class B Interests.

Further information about the rights and obligations of the Class A Interests can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

2

Management

The Company does not have any employees, but relies on services provided by the Manager and its affiliates. The Company’s Manager is Cardone Capital LLC (“Manager”). The Company operates under the direction of Mr. Grant Cardone, who is the Managing Member of Cardone Capital, LLC, who is also the Manager of CEF IV.

Mr. Cardone is also the Managing Member of Cardone Real Estate Acquisitions, LLC, (“CREA”). CREA, under the direction of Mr. Cardone, is responsible for the oversight of the third-party property managers who supervise the day-to-day operations of the properties and the eventual decision regarding each property’s disposal. (See Annual Report Item 3. Directors and Officers for further information.) Further information about the rights and obligations of the Manager, including certain limitations on its liability and rights to indemnification, can be found in our Offering Circular, SUMMARY OF OPERATING AGREEMENT beginning on page 47.

The Manager is only compensated for its services through its returns on its Class B Interests. CREA is paid by each SPE a fee in connection with its services equal to 1% of the investment’s fixed asset purchase price, and 1% of the disposition price received upon disposition and is paid by the Company annualized Asset Management Fee equal to 1% of the capital raised by the Company. See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions and Annual Report Item 3. Executive Officer Compensation for further information regarding fees and compensation paid to the Manager.

Our Manager and its affiliates experience conflicts of interest in connection with the management of our business. Some of the material conflicts that our Manager and its affiliates face include the following:

•	Our Manager manages other investment opportunities and funds outside of the Company including those that have similar investment objectives as the Company.

•	The Manager will most likely enlist the services of a third-party in order to manage our assets. The negotiation for the compensation for that third-party will be at market rates.

•	The terms of our operating agreement (including the Manager’s rights and obligations and the compensation payable to our Manager and its affiliates) were not negotiated at arm’s length.

•	Our Members may only remove our Manager for “cause” following the affirmative vote of Members holding 75% of the Class A Interests. Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Further information about potential conflicts of interest of our Manager can be found in our Offering Circular, RISK FACTORS beginning on page 15.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the real estate industry generally. These risks are outlined under the heading “Risk Factors” contained in our latest offering circular filed with the SEC (“Offering Circular”) which may be accessed at www.sec.gov, as the same may be updated from time to time by our future filings under Regulation A. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A Interests.

Competition

The multifamily industry is highly competitive, and we face competition from many sources, including from other multifamily apartment communities both in the immediate vicinity and the geographic market where our properties are and will be located. If so, this would increase the number of apartments units available and may decrease occupancy and unit rental rates. Furthermore, multifamily apartment communities we acquired compete, or will compete, with numerous housing alternative in attracting residents, including owner occupied single and multifamily homes available to rent or purchase. The number of competitive properties and/or condominiums in a particular area, or any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could adversely affect our ability to retain our residents, lease apartment units and maintain or increase rental rates. These factors could materially and adversely affect us.

3

Investment Company Act

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended. If at any time we may be deemed an “investment company,” we believe we will be afforded an exemption under Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (the “1940 Act”). Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an “investment company” any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”.

Legal Proceedings

On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in the Company and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital LLC, Grant Cardone, the Company, and Cardone Equity Fund VI, LLC, and is styled Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933. Given the uncertainty of litigation and the preliminary stage of this case, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims. The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action.

Item 2. Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The information discussed in this item should be read together with the Company’s audited financial statements and related notes appearing under Item 7 of this Annual Report.

Overview

Cardone Equity Fund V, LLC is a Delaware limited liability corporation was formed to primarily invest directly or indirectly in multifamily apartment complexes located throughout the United States.

On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five income producing multifamily real estate properties located in Delray Beach, Florida, Sugar Lands, Texas, Sunrise, Florida, Naples, Florida, and Panama City Beach, Florida.

COVID-19 PANDEMIC

In March 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. The spread of the COVID-19 Pandemic has continued to cause significant volatility in the U.S. and international markets, and, in many industries, business activity was virtually shut down. There continues to be uncertainty around the duration and severity of business disruptions related to the COVID-19 Pandemic, as well as its impact on the U.S. economy and international economies. The CARES Act and American Rescue Plan implemented in response to COVID-19 placed a Federal moratorium on evictions while at the same time providing supplemental cash payments which has impacted the Company’s investments.

When the “Stay at Home” orders were initial put in place March 2020 at all investment property locations, the Manager recognized that it was important to have residents feel secure in their homes. In response, the Manager put various programs in place to stabilize occupancy and rent collections at the properties. The investment properties received an average of over 95% of rents due from residents each month since April 1, 2020, as compared to the first quarter 2020 payments at 99.2% of rents due. As needed, the property managers continue to diligently work with residents to place residents on deferred payment plans and assist residents with city and state programs for rental assistance. The properties continue to be under the Federal Moratorium on evictions which does not allow for the eviction of any residents. As of December 31, 2020, the Manager anticipates less than 3% of the units continue to be subject to the moratorium.

4

Results of Operations

Effective January 1, 2019 the Company accepted subscriptions for 6,982.421 Class A Interests and purchased its first investment in 10X Living at Delray Beach, a multifamily property, located in Delray Beach, Florida. During 2019, the Company continued to raise equity and co-invested in four additional multifamily properties located in Texas and Florida and completed its investing activities on September 20, 2019. As of December 31, 2020, the Company was invested in five multifamily properties which have a fair market value of $57,014,850 and $50,847,347 as of December 31, 2020 and December 31, 2019, respectively, and a cost as of December 31, 2020 and December 31, 2019, of $45,763,383 and $48,146,367, respectively. Unrealized gains during 2020 and 2019 totaled $8,550,487 and $2,700,980, respectively, and the operating expenses totaled $632,324 and $406,808 netting to an increase in net assets from operations of $7,918,163 and $2,294,172, respectively.

The multifamily portfolio revenues started out strong the first quarter 2020 and then pulled back with the impact from COVID-19 during the second quarter, generally increased over the balance of the year. Comparisons of 2019 and 2020 results may not be fully indicative of Company performance because the Company did not hold all of its real estate investments for the entire year period ended December 31, 2019. This resulted in 2020 property revenues finishing comparable to 2019, on an annualized basis. The portfolio’s annualized expenses increased slightly from 2019 levels causing the cash flow to decrease slightly. The Manager anticipates cash flow will improve in 2021, as the impact of COVID-19 diminishes when the eviction moratoriums are removed.

Our results of operations as of December 31, 2020, may not be indicative of those expected in future periods as the fair market value of the assets will fluctuate with changes in general economic conditions and the real estate market specifically.

Liquidity and Capital Resources

As of December 31, 2020, and 2019, we directly had no outstanding debt. The SPEs in which we have invested have leveraged their individual assets with non-recourse debt of up to 60%-75% of the cost of the acquisition price. As of December 31, 2020, the debt financing for our entire portfolio of SPEs is less than 66% of the cost of our tangible assets (before deducting depreciation or other non-cash reserves). The loans terms range from 7-10 years, have interest rates ranging from 3.25% to 4.5% and pay interest only for at least the first five years.

We anticipate that the revenues from the real properties held by the SPEs will be sufficient to service any associate debt and to pay for any operating expenses associated with the properties for the foreseeable future. We do not anticipate borrowing any additional funds or offering any additional debt or equity in the Company.

The Company’s Manager determines the amount of distributions (“Distributable Cash”) to be paid to our investors from the distributions received from the investment in the SPEs which own the properties. During 2020, the Company received monthly distributions from the operations of the multifamily properties through the SPE’s, totaling $2,382,984 and distributed a total of $2,166,124 representing a 4.33% annual rate of return to its Class A Interest holders. At the Manager’s discretion, no distributions were paid to the Class B Interest holder, the Manager, with the intention that at a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to retroactively account for the deferred payments. (See Annual Report Item 7. Financial Statements Note 4 Member’s Equity/Net Assets for further information.)

Distributions paid to investors may not be indicative of future distributions since they are dependent upon the amount of the Company’s available Distributable Cash and the distributions received from the SPEs holding each property which may vary due to changes in rental rates, occupancy, expenses and other obligations of the property and general market conditions.

Trends and Key Information Affecting our Performance

Through December 31, 2020, we believe that current market dynamics and underlying fundamentals suggest an overall positive trend in the United States multifamily housing despite the impact of COVID-19. Our properties are in desirable locations and will benefit from the wave of new renters fleeing major metros, most of whom are now free to work remotely. Job growth, steady rentership rates, increasing household formations and aligned demographics provide the backdrop for strong renter demand. We believe that other factors impacting the prime United States renter demographic such as delayed major life decisions, increased levels of student debt and tight credit standards in the single-family home mortgage market support the value proposition of owning multifamily properties.

5

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Such judgments are based on our management’s experience, our historical experience and the industry. We consider these policies critical because we believe that understanding these policies is critical to understanding and evaluating our reported financial results. Additionally, these policies may involve significant management judgments and assumptions, or require estimates about matters that are inherently uncertain. These judgments will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Fair Value Measurement

See Note 3 to our financial statements in “the Annual Report Item 7. Financial Statements” for a discussion on how we treat fair value measurement of the Company’s real estate investments.

Item 3. Directors and Officers

The following table shows the names and ages of the principals of CREA, which manages the day-to-day operations of the Company, and the positions held by each individual:

Name(1)	Age	Title	Term of Office(2)
Grant Cardone	63	Chief Executive Officer	Inception
Ryan Tseko	36	Vice President	7+years
Susan Schieman	64	Chief Financial Officer	3+ years

(1)	The address for the above individuals listed is 18909 NE 29th Ave, Aventura, FL 33180
(2)	Term of Office refers to the officer’s term of office at CREA, and may pre-date the inception of the Company.

Each of the above-named officers work full time for CREA. Biographical information regarding the above individuals can be found in our Offering Circular, MANAGER, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS, Duties Responsibilities and Experience section, page 52.

We operate indirectly under the direction of Mr. Grant Cardone. He is the sole decision maker of Cardone Capital LLC which is the Manager of the Company and CREA, which provides day-to-day operational services for the Company. All business and affairs of the Company shall be managed by the Manager. The Manager directs, manages, and controls the Company to the best of its ability and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that the Manager shall deem to be reasonably required to accomplish the business and objectives of the Company.

Compensation of Executive Officers

Mr. Cardone does not currently receive any compensation for his services, other than returns he receives from the Company on his direct personal investments in the Company, the returns received by Cardone Capital LLC, which is wholly owned by Mr. Cardone, as the holder of the Class B Interests, and fees received through CREA, which is also wholly owned by Mr. Cardone. (See Annual Report Item 7. Financial Statements Note 5 Related Party Transactions, as well as our Offering Circular, CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, page 55, for further information.) Since inception, Cardone Capital LLC has not received any distributions by virtue of its holding the Class B Interests of the Company and CREA received $849,421 in 2019 in acquisition fees from the Company’s SPEs. The other persons involved in the day-to-day operations of the Company are employed by CREA and receive compensation from CREA, the acquisition arm of the Manager for his or her services. For the years ended December 31, 2020 and 2019, the Company incurred $500,000 and $327,190, respectively, in Asset Management Fees payable to CREA, of which $479,311 remains payable as of December 31, 2020. CREA also received $148,081 in 2019 from the Company as reimbursement for syndication-related expenses incurred on behalf of the Company.

More information regarding the compensation of our officers and directors and our sponsor can be found in our Offering Circular, EXECUTIVE COMPENSATION section, page 54.

6

Item 4. Security Ownership of Management and Certain Securityholders

The following table presents information regarding the Company’s Equity Program investors as of December 31, 2020 by:

•	our Manager;
•	our Manager’s Managing Member; and
•	any equity owner known by us to beneficially hold 10% or more of the Company’s equity interests.

Name	Number of Class A Interests	% of Class A Interests	Number of Class B Interests	% of Class B Interests
Grant Cardone[1]	215.123[2]	.4%	1 [3]	100%

(1)	Grant Cardone owns 100% of the equity interests of Cardone Capital LLC, the Company’s Manager. The business address for Mr. Cardone and Cardone Capital LLC is 18909 NE 29th Ave, Aventura, FL 33180.
(2)	Class A Interests above are directly beneficially owned by Mr. Cardone.
(3)	All of the Class B Interests

Item 5. Interest of Management and Others in Certain Transactions

See Note 5 to our financial statements in “Item 7. Financial Statements” for a discussion of related party transactions.

Item 6. Other Information –

None.

7

Item 7. Financial Statements

CARDONE EQUITY FUND V, LLC

Financial Statements and Independent Auditors’ Report

F-1

INDEPENDENT AUDITORS' REPORT

Cardone Equity Fund V, LLC

Aventura, Florida

We have audited the accompanying financial statements of Cardone Equity Fund V, LLC, which comprise the statements of net assets as of December 31, 2020 and 2019, including the schedules of real estate investments as of December 31, 2020 and 2019, and the related statements of  operations, changes in net assets, and cash flows for the years ended December 31, 2020 and 2019, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardone Equity Fund V, LLC as of December 31, 2020 and 2019, and the results of its operations, changes in net assets and its cash flows for the years ended December 31, 2020 and 2019, in accordance with accounting principles generally accepted in the United States of America.

Kaufman, Rossin & Co., P.A.

April 12, 2021

Miami, Florida

F-2

Cardone Equity Fund V, LLC
Statements of Net Assets
As of December 31, 2020 and 2019

	December 31, 2020	December 31, 2019

Assets:

Real estate investments, at fair value
(cost of $45,763,383 and $48,146,367, respectively)	$57,014,850	$50,847,347
Cash	77,712	99,213
Other Receivables	131	-

Total assets	57,092,693	50,946,560

Liabilities:

Accounts payable	754	2,409
Accrued expenses and other related party payables	479,311	83,562

Total liabilities	480,065	85,971

Net assets	$56,612,628	$50,860,589

F-3

Cardone Equity Fund V, LLC
Schedule of Real Estate Investments
As of December 31, 2020

	Ownership	Cost	Fair Market
Investment	Interest	Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$12,390,237	$14,919,596

Cardone Stella Member, LLC[2]	30.82%	8,239,498	13,338,834

Cardone Sawgrass Member, LLC[3]	24.27%	11,405,523	12,499,248

Cardone Laguna Member, LLC[4]	36.87%	9,917,403	10,553,707

Cardone Ashley Member, LLC[5]	22.21%	3,810,722	5,703,465

		$45,763,383	$57,014,850

[1] Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily residential apartment development located in Delray Beach, FL.  The Company invested in Cardone Delray Member, LLC on January 1, 2019.  The Company's proportional share of this investment represents 26.35% of net assets.

[2] Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily residential apartment development located in Sugar Land, TX.  The Company invested in Cardone Stella Member, LLC on January 25, 2019.  The Company's proportional share of this investment represents 23.56% of net assets.

[3] Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily residential apartment development located in Sunrise, FL.  The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019.  The Company's proportional share of this investment represents 22.08% of net assets.

[4] Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily residential apartment development located in Naples, FL.  The Company invested in Cardone Laguna Member, LLC on July 1, 2019.  The Company's proportional share of this investment represents 18.64% of net assets.

[5] Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily residential apartment development located in Panama City Beach, FL.  The Company invested in Cardone Ashley Member, LLC on September 16, 2019.  The Company's proportional share of this investment represents 10.07% of net assets.

F-4

Cardone Equity Fund V, LLC
Schedule of Real Estate Investments
As of December 31, 2019

	Ownership		Fair Market
Investment	Interest	Cost Basis	Value

Cardone Delray Member, LLC[1]	39.02%	$12,860,785	$13,677,900

Cardone Stella Member, LLC[2]	30.82%	8,702,664	10,379,527

Cardone Sawgrass Member, LLC[3]	24.27%	11,984,952	12,023,638

Cardone Laguna Member, LLC[4]	36.87%	10,432,367	10,515,327

Cardone Ashley Member, LLC[5]	22.21%	4,165,599	4,250,955

		$48,146,367	$50,847,347

[1] Cardone Delray Member, LLC owns 100% of Atlantic Delray Beach, LLC (d/b/a: 10X Living at Delray) which holds an investment in a 346 unit multifamily residential apartment development located in Delray Beach, FL.  The Company invested in Cardone Delray Member, LLC on January 1, 2019.  The Company's proportional share of this investment represents 26.90% of net assets.

[2] Cardone Stella Member, LLC owns 100% of Stella 351, LLC (d/b/a: Stella at Riverstone) which holds an investment in a 351 unit multifamily residential apartment development located in Sugar Land, TX.  The Company invested in Cardone Stella Member, LLC on January 25, 2019.  The Company's proportional share of this investment represents 20.41% of net assets.

[3] Cardone Sawgrass Member, LLC owns 100% of Sunrise Village Development, LLC (d/b/a: 10X Living at Sawgrass) which holds an investment in a 501 unit multifamily residential apartment development located in Sunrise, FL.  The Company invested in Cardone Sawgrass Member, LLC on July 16, 2019.  The Company's proportional share of this investment represents 23.65% of net assets.

[4] Cardone Laguna Member, LLC owns 100% of Fountain View Circle, LLC (d/b/a: 10X Living at Naples) which holds an investment in a 456 unit multifamily residential apartment development located in Naples, FL.  The Company invested in Cardone Laguna Member, LLC on July 1, 2019.  The Company's proportional share of this investment represents 20.68% of net assets.

[5] Cardone Ashley Member, LLC owns 100% of ABP Borrower, LLC (d/b/a: 10X Living at Breakfast Point) which holds an investment in a 360 unit multifamily residential apartment development located in Panama City Beach, FL.  The Company invested in Cardone Ashley Member, LLC on September 16, 2019.  The Company's proportional share of this investment represents 8.36% of net assets.

F-5

Cardone Equity Fund V, LLC
Statements of Operations
For the Years ended December 31, 2020 and 2019

	Year Ended	Year Ended
	December 31, 2020	December 31, 2019

Investment Income	$-	$-

Expenses

Asset management fee	500,000	327,190
Professional fees	94,000	42,673
Administrative and other	38,324	36,945

Total expenses	632,324	406,808

Net investment loss	(632,324)	(406,808)

Change in unrealized gains on real estate investments	8,550,487	2,700,980

Net increase in net assets resulting from operations	$7,918,163	$2,294,172

F-6

Cardone Equity Fund V, LLC
Statements of Changes in Net Assets
For the Years Ended December 31, 2020 and 2019

	Total	Members Class A Interests	Managing Member Class B Interests

Balance at December 31, 2018	$-	$-	$-

Contributions	50,000,000	50,000,000	-

Distributions	(1,285,502)	(1,285,502)	-

Offering and syndication costs	(148,081)	(148,081)	-

Net increase in net assets resulting from operations	2,294,172	1,491,212	802,960

Balance, December 31, 2019	50,860,589	50,057,629	802,960

Distributions	(2,166,124)	(2,166,124)	-

Net increase in net assets resulting from operations	7,918,163	-	-

Balance, December 31, 2020	$56,612,628	$47,891,505	$802,960

F-7

Cardone Equity Fund V, LLC
Statements of Cash Flows
For the Years ended December 31, 2020 and 2019

	Years Ended	Year Ended
	December 31, 2020	December 31, 2019

Cash flows from operating activities
Net increase in net assets resulting from operations	$7,918,163	$2,294,172
Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by (used in) operating activities:

Change in unrealized gain on investments	(8,550,487)	(2,700,980)
Purchase of investments	-	(49,645,756)
Distributions from investments	2,382,984	1,499,389
Changes in operating assets and liabilities:
Accounts Payable	(1,655)	2,409
Accrued expenses and other related party payables	395,749	83,562
Net cash provided (used) by operating activities	2,144,754	(48,467,204)

Cash flows from financing activities:
Offering proceeds	-	50,000,000
Offering and syndication costs	-	(148,081)
Other Receivables	(131)	-
Distributions	(2,166,124)	(1,285,502)
Net cash provided (used) by financing activities	(2,166,255)	48,566,417

Net decrease in cash	(21,501)	99,213

Cash, beginning of period	99,213	-
Cash, end of period	$77,712	$99,213

F-8

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 1: NATURE OF OPERATIONS

CARDONE EQUITY FUND V, LLC (the “Company”), is a limited liability company organized May 4, 2018 under the laws of Delaware and is located in Aventura, Florida.

The Company started accepting subscriptions on December 12, 2018 and commenced operations on January 1, 2019 when $6,982,521 was invested in its first multifamily real estate investment. On September 20, 2019, the Company completed raising $50 million under Regulation A Plus from over 2,200 individual investors and completed its investments in five multifamily real estate properties. The fund-raising activities were completed through Cardone Capital, LLC’s (the “Manager”) online platform.

The Company made its investments through limited liability corporations (“LLC’s”) (treated as partnerships) that own a single multifamily property (single purpose entities “SPE’s”). The LLC’s are co-owned by the Company, Cardone Equity Fund IV, LLC (“CEF IV”), a related entity by common management, and Grant Cardone, Managing Member of Cardone Capital, LLC. Grant Cardone owns from 1% to 5.06% of the LLC’s. CEF IV is a $106 million fund for accredited investors that began its operations in September 2018. The Manager parallel invested the funds raised from the Company’s offering, funds raised from CEF IV’s offering and funds from Grant Cardone in all property acquisitions at varying ownership levels. The amount invested varied depending on the lender’s requirements and the amount of funds raised by the Company and CEF IV.

The Company is not registered as an Investment Company under the Investment Company Act of 1940, as amended.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared under accounting principles generally accepted in the United States of America (“GAAP”) for investment companies. The Company is an investment company that follows the specialized accounting and reporting guidance of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 946 “Financial Services – Investment Companies.” The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of investment income, expenses and gains (losses) during the reporting period. Actual results could differ from those estimates.

Cash and Concentration of Cash Balance

The Company’s cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Investments

Investments in real estate are carried at fair value. Costs to acquire real estate investments are capitalized as a component of investment cost. The fair values of real estate investments are estimated based on the price that would be received to sell an asset in an orderly transaction between marketplace participants at the measurement date.

Investments without a public market are valued based on assumptions made and valuation techniques used by the Manager. Such valuation techniques may include discounted cash flow analysis, prevailing market capitalization rates or earnings multiples applied to earnings from the investment, analysis of recent comparable sales transactions, actual sale negotiations and bona fide purchase offers received from third parties, consideration of the amount that currently would be required to replace the asset, as well as independent external appraisals. In general, the Manager considers multiple valuation techniques when measuring the fair value of a real estate investment. However, in certain circumstances, a single valuation technique may be appropriate.

F-9

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Real Estate Investments (continued)

The fair value of real estate investments does not reflect the Company’s transaction sale costs, which may be incurred upon disposition of the real estate investments. Such costs are estimated to approximate 2% - 3% of gross property fair value. The Company also reflects its real estate equity investments net of investment level financing. Valuation adjustments attributable to underlying financing arrangements are considered in the real estate equity valuation.

The Company may invest in real estate and real estate related investments for which no liquid market exists. The market prices for such investments may be volatile and may not be readily ascertainable. In addition, there continues to be significant disruptions in the global capital, credit and real estate markets. These disruptions have led to, among other things, a significant decline in the volume of transaction activity, in the fair value of many real estate and real estate related investments, and a significant contraction in short-term and long-term debt and equity funding sources. This contraction in capital includes sources that the Company may depend on to finance certain of its investments. These market developments may have a significant adverse impact on the Company’s liquidity position, results of operations and financial condition and may continue to adversely impact the Company if market conditions continue to deteriorate. The decline in liquidity and prices of real estate and real estate related investments, as well as the availability of observable transaction data and inputs, may have made it more difficult to determine the fair value of such investments. Amounts ultimately realized by the Company from real estate investments sold may differ from the fair values presented, and the differences could be material.

Fair Value Measurement

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The investments in real estate will fall into Level 3 category, therefore, fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of the reporting date.

Investments in Real Estate Transactions

Purchases and sales of real estate investments are recorded on a transaction basis. Distributions from the real estate investment are first applied to the cost of the investment until the total cost has been recovered, after which point any further distributions are recorded as realized gains. Further, realized gains and losses on real estate investment transactions will be recognized upon the sale of the investment. Changes in unrealized gains and losses are included in the results of operations.

F-10

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Risks and Uncertainties

The Company’s business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company’s financial conditions and the results of operations.

Offering and Syndication Costs

Offering and syndication costs represent costs incurred in connection with the offering and syndication of members’ interests. These costs are reflected as a direct reduction of Class A net assets. During 2019, a total of $148,081 was incurred for offering and syndication costs.

Deferred Offering Costs

Deferred offering costs consist principally of accounting, marketing and legal fees incurred in connection with the Company’s offering that commenced during 2019 under Regulation A Plus. Prior to the completion of the offering, these costs are capitalized as deferred offering costs on the Statements of Net Assets. Upon completion of the offering, the deferred offering costs were charged to members’ equity in 2019.

Income Taxes

The Company is a limited liability company, treated as a partnership for U.S. income tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the accompanying financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Bipartisan Budget Act of 2015 provides that any entity treated as a partnership for U.S. income tax purposes may be directly assessed for federal income taxes, interest and penalties arising from partnership audits and/or adjustments (the “Assessment”) for tax years beginning after December 31, 2017, rather than the owners of the entity being liable for the Assessment. Any such Assessment against the entity would impact the equity interests of current owners pro-rata at the time the Assessment is levied absent claw-back provisions to any former owners or other special allocation provisions within the entity’s governing documents.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a tax return for open tax years (generally a period of three years from the later of each return’s due date or the date filed) that remain subject to examination by the Company’s major tax jurisdictions.

For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

F-11

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 3: FAIR VALUE MEASUREMENTS

The fair value for certain financial instruments is derived using valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available and for which markets contain orderly transactions will generally have a higher degree of price transparency than financial instruments for which markets are inactive or consist of non-orderly trades. The Company evaluates several factors when determining if a market is inactive or when market transactions are not orderly. The following is a summary of the methods and assumptions used by management in estimating the fair value of each class of financial instrument for which it is practicable to estimate the fair value:

Cash, accrued expenses and other related party payables: these balances approximate their fair values due to the short maturities of these items.

Real estate investments are stated at fair value of the ownership interests of the underlying entities. The Company’s ownership interests are valued based on the fair value of the underlying real estate, any related mortgage loans payable, and other factors, such as ownership percentage, distribution provisions and capital call obligations. The Company’s estimates of the values of real estate properties have been prepared giving consideration to the income, direct capitalization and sales comparison approaches of estimating property value. The income approach estimates an income stream for a property (typically 10 years) and discounts this income plus a reversion (presumed sale) into a present value at a risk adjusted rate. Yield rates and growth assumptions utilized in this approach are derived from market transactions as well as other financial and industry data. The direct capitalization approach is based on the net operating income (NOI) of the underlying real estate for a stabilized operation divided by the market capitalization rate. The sales comparison approach compares recent transactions to the appraised property. Adjustments are made for dissimilarities which typically provide a range of value. The direct capitalization approach was used to value all of the Company’s real estate investments as of December 31, 2020 and 2019. The terminal cap rate and the discount rate are significant inputs to these valuations. These rates are based on the location, type and nature of each property, and current and anticipated market conditions. Significant increases in discount or capitalization rates in isolation would result in a significantly lower fair value measurement. Significant decreases in discount or capitalization rates in isolation would result in a significantly higher fair value measurement.

Investment values were determined based on capitalization rate of 4.25% to 4.90% as of December 31, 2020 and 4.61% and 5.85% as of December 31, 2019. Fair value measurements take into consideration the estimated effect of physical depreciation, historical cost depreciation and amortization on real estate related investments.

Upon the disposition of all real estate investments by an investee entity, the Company will continue to state its equity in the remaining net assets of the investee entity during the wind-down period. The Company’s real estate investments are classified within level 3 of the valuation hierarchy.

The following is a reconciliation of the beginning and ending balances for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the years ended December 31, 2020 and 2019:

Description	Real Estate Investments
Beginning balance, December 31, 2018	$-
Purchase of real estate investments	49,645,756
Unrealized gain on real estate investments	2,700,980
Distributions from real estate investments	(1,499,389)
Ending Balance, December 31, 2019	50,847,347
Unrealized gain on real estate investments	8,550,487
Distributions from real estate investments	(2,382,984)
Ending Balance, December 31, 2020	$57,014,850

F-12

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 4: MEMBER’S EQUITY/NET ASSETS

The Manager held 100% of the member’s equity of the Company as of December 31, 2018. The Class B Interests were issued, at formation, as founder’s interests for no consideration.

On September 20, 2019, the Company completed raising the maximum amount of $50,000,000 by offering 50,000 Class A Interests at $1,000 per Interest through a Tier II offering pursuant to Regulation A under the Securities Act, also known as “Reg A Plus” and sold the Interests directly to investors. The minimum investment was $5,000. The Class A Members in the Company will receive a 65% profits interest.

The Manager’s Class B Interest is 35% profits interest and is subordinate to the Class A Interest.

Losses for any fiscal year shall be allocated among the Members in proportion to their positive capital account balances, giving consideration to their respective ownership period, until the balance of each capital account equals zero. Thereafter, all losses shall be allocated in accordance to each Member’s respective Percentage Interest in the Company. Profits will first be allocated pro rata to the Members in accordance with the amount of Losses previously allocated if such previous Losses were not offset by Profits. Thereafter, Profits shall be allocated in accordance with actual distributions of Distributable Cash and shall be allocated 65% to the Class A Members (in proportion to their respective Percentage Interests) and 35% to the Class B Interests. In all cases, giving consideration to their respective ownership period.

In accordance with the operating agreement, distributions will be allocated 65% to the Class A Members and 35% to the Class B Member. At this time, the Manager has distributed all distributable cash to the Class A Members which totaled $2,166,124 and $1,285,502 for the years ended of December 31, 2020 and 2019, respectively. At a later time, when the cash flow from operations increases or an exit event occurs, the Manager may adjust cash distributions to be allocated on a cumulative 65%/35% basis, the impact of this at December 31, 2020 would be to distribute an additional $1,858,568 to the Manager.

NOTE 5: RELATED PARTY TRANSACTIONS

The Company has engaged the Manager to manage the Company, under a management agreement. The Company is subject to the following fees under this agreement:

Reimbursement of Offering and Syndication Costs

The Company’s Manager and its affiliates will be reimbursed for actual offering and syndication expenses incurred. Offering and syndication expenses consist of the actual legal, accounting, printing, marketing, advertising, filing fees, any transfer agent costs and other accountable offering-related expenses.

The Company incurred a total of $148,081 in offering and syndication-related expenses which were initially advanced by a related party of the Company and fully repaid by December 31, 2019.

Acquisition Fee

Each of the Company’s real estate investments, are obligated to pay the Company’s Manager or its designated affiliate 1% of the investment’s fixed asset purchase price. This fee will be paid at the discretion of the Manager, but no later than the liquidation of the real estate investment. Should the fee be paid at acquisition, it is included as an acquisition cost of the SPE purchasing the property.

As of December 31, 2020, a total of $3,045,000 of acquisition fees have been paid with $1,621,762 remaining to be paid. The Company’s proportional share, based on the ownership of the respective investments, paid totaled $849,421 and $575,402 remains to be paid.

F-13

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 5: RELATED PARTY TRANSACTIONS (continued)

Disposition Fee

For each real estate investment, the Company will pay its Manager or its designated affiliate 1% of the investment’s sale price. This fee will be paid at the disposition of the real estate investment.

Asset Management Fee

The Company will pay the Manager, or its designated affiliate, a 1% annualized Asset Management Fee during the first three years of operations which will be calculated based on the Contributed Capital as of the end of each prior month. After the first three years, the amount of Contributed Capital will be reduced for the return of capital to Members from the liquidation and disposition from the sale of one of the Company’s assets. This fee will be payable monthly at the discretion of the Manager. For the years ended December 31, 2020 and 2019, the Company incurred $500,000 and $327,190 respectively, in Asset Management Fee expense, of which $479,311 remains payable as of December 31, 2020.

Notes Payable

When each Cardone Member entity purchases a multifamily property, Grant Cardone contributes his equity and loans the balance needed to purchase the property to each Cardone Member entity. The aggregate principal balance loaned by Grant Cardone on behalf of the Company to the Cardone Member entities to acquire the investments amounted to approximately $42,159,000. Each loan pays 6% interest rate, is unsecured and is payable on demand. As of December 31, 2020 and 2019, all loans had been repaid and the Company’s proportional share of interest paid in 2019 totaled $216,266. No additional interest was paid in 2020.

Co-investments

As of December 31, 2020 and 2019, the Company has co-invested with CEF IV and Grant Cardone as follows:

	10X Living at Delray		Stella at Riverstone		10X Living at Sawgrass		10X Living at Naples		10X Living at Breakfast Point
Entity	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage	Investment	Percentage
CEF IV	$20,386,500	59.52%	$18,759,605	64.14%	$35,597,729	70.67%	$16,909,610	58.11%	$14,120,800	72.79%
CEF V	$13,363,500	39.02%	9,015,395	30.82%	12,227,271	24.27%	10,730,390	36.87%	4,309,200	22.21%
Grant Cardone	500,000	1.46%	1,475,000	5.04%	2,550,000	5.06%	1,460,000	5.02%	970,000	5.00%
Total	$34,250,000	100.00%	$29,250,000	100.00%	$50,375,000	100.00%	$29,100,000	100.00%	$19,400,000	100.00%

Investment in Class A Shares

Primarily in response to COVID-19, Grant Cardone, as Manager of Cardone Capital, made the decision to allow requesting investors to sell their interests to him. During 2020, he purchased 150 units with combined equity value, at transfer date, totaling $146,045 which represent a 0.30% ownership of the Class A shares.

F-14

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 6: FINANCIAL RISKS AND UNCERTAINTIES

The Company is subject to several risks including the following:

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to raise funds to fulfill its commitments.

Market Risk

Market risk is the potential loss that can be caused by increases or decreases in the fair value of investments resulting from market fluctuations.

Credit Risk

Credit risk represents the potential loss that would occur if counter parties fail to perform pursuant to the terms of their obligations.

Other Risk

In March 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. In response to the uncertainty of the impact, the Manager, on April 9, 2020 announced to its Members that as a precaution, distributions to all Members would be paused for the next 90-days.

The Manager immediately put various programs in place to stabilize occupancy and rent collections at the properties which allowed the restart of distributions on June 15, 2020.

Certain impacts from the COVID-19 outbreak may have a significant negative impact on the Company’s operations and performance. These circumstances may continue for an extended period of time and may have an adverse impact on economic and market conditions. The ultimate economic fallout from the pandemic and the long-term impact on economies, markets, industries, and individual companies are not known. The extent of the impact to the financial performance and the operations of the Company will depend on future developments, which are highly uncertain and cannot be predicted.

NOTE 7: FINANCIAL HIGHLIGHTS

The following summarizes the Company’s financial highlights for the years ended December 31, 2020 and December 31, 2019:

	Class A Members	Class A Members
	December 31, 2020	December 31, 2019
Total return [1]
End of period since-inception internal rate of return	7.89%	4.19%
Beginning of period since-inception internal rate of return	4.19%	-%

Expense ratios [2]
Operating expense	.76%	.73%

Net investment income (loss) ratio [3]	(.76)%	(.73)%

F-15

CARDONE EQUITY FUND V, LLC

NOTES TO FINANCIAL STATEMENTS

For the Years ended December 31, 2020 and 2019

NOTE 7: FINANCIAL HIGHLIGHTS (continued)

1 Total return is calculated based on a dollar-weighted internal rate of return methodology net of fees. The internal rate of return is computed on a since-inception basis using annual compounding and the actual dates of cash inflows received by and outflows paid to investors and including ending net asset value as of each measurement date. Because total return is calculated for the Class A Members taken as a whole, an individual Class A Member’s return may vary from these returns based on a different management fee and incentive arrangements (as applicable) and the timing of capital contributions.

2 These expense ratios are calculated for the Class A Members taken as a whole using weighted average of net assets for the period. The computation of such ratios is based on the amount of expenses assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee incentive arrangements (as applicable) and the timing of capital transactions.

3 The net investment income ratios are calculated for the Class A Members taken as a whole using weighted average net assets for the period. The computation of the net investment income ratio is based on the amount of net investment income assessed to an individual Class A Member’s capital may vary from these ratios based on different management fee arrangements (as applicable).

NOTE 8: OTHER MATTERS

 On September 16, 2020, an individual investor who represented himself as a non-accredited investor, and who invested the minimum in the Company and Cardone Equity Fund VI, LLC, filed a putative class action lawsuit. The lawsuit names as defendants Cardone Capital LLC, Grant Cardone, the Company, and Cardone Equity Fund VI, LLC, and is styled Pino v. Cardone Capital, LLC, et al., Case No. 2:20-cv-8499 (C.D. Cal.). The claims asserted are for alleged violations of Sections 12(a)(2) and 15 of the Securities Act of 1933. Given the uncertainty of litigation and the preliminary stage of this case, the defendants cannot reasonably estimate if any loss may result from this action. The Company may also incur legal fees or other expenses in connection with the defense against these claims. The defendants believe that the allegations in this lawsuit are without merit and will vigorously defend against the action.

NOTE 9: SUBSEQUENT EVENTS

Since December 31, 2020, Cardone Equity Fund V has distributed an additional $500,003 to Class A Members.

Management has evaluated subsequent events through April 12, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

F-16

Item 8.Exhibits

Exhibit 2.1*

Certificate of Formation (Incorporated by reference to Exhibit 1 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024-10865 )

Exhibit 3.1*

Operating Agreement of Cardone Equity Fund V, LLC, dated August 24,2018, (Incorporated by reference to Exhibit 3 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024-10865 )

Exhibit 4.1*

Subscription Agreement for Class A Units (Incorporated by reference to Exhibit 2 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024-10865 )

Exhibit 6.1	Asset Management Agreement, dated January 1, 2019, by and between Cardone Equity Fund V, LLC and Cardone Capital LLC

Exhibit 6.2	Assignment and Assumption of Asset Management Agreement, by and between Cardone Capital LLC and Cardone Real Estate Acquisitions, LLC

Exhibit 6.3*

Investment Software License Agreement, dated June 5, 2018, by and between CrowdStreet, Inc. and Cardone Capital, LLC(Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024-10865)

Exhibit 6.4*

Transfer Agency and Service Agreement, dated , by and among Cardone Capital, LLC, Computershare Trust Company, N.A., and Computershare, Inc. (Incorporated by reference to Exhibit 4 to Cardone Equity Fund V, LLC Amendment No. 5 to Regulation A Offering Statement on Form 1-A as filed with the Securities and Exchange Commission on October 22, 2018 (File No. 024-10865)

*- Filed previously and incorporated herein by reference

8

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cardone Equity Fund V, LLC

By:	Cardone Capital LLC, its Manager

By:	/s/ Grant Cardone
Name:	Grant Cardone
Title:	Chief Executive Officer
Date:	April 12, 2021

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Grant Cardone	Chief Executive Officer of Cardone Capital LLC, the issuer’s Manager	April 12, 2021
Grant Cardone	(Principal Executive Officer)

/s/ Susan Schieman	Chief Financial Officer of Cardone Real Estate Acquisitions LLC	April 12, 2021
Susan Schieman	(Principal Financial Officer)

9